Exhibit (4)(b)

Owner:	[JOHN DOE]
[Applicable for Joint Owner Non-Qualified Contracts only, if so titled]
[Joint Owner:	Doris Doe]
Annuitant:	[JOHN DOE]
[Applicable for Non-Qualified Contracts only, if so titled]
[Joint Annuitant:	Doris Doe]

Contract Number:	[00000]

Contract Date:	[January 1, 2013]

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

Processing Office: [AXA Equitable Life Insurance Company, P.O. Box 1547, Secaucus, New Jersey 07096-1547

Telephone: (800)-789-7771 www.axa-equitable.com]

This is the entire Contract. This Contract is issued in return for the Contributions to be made to us under this Contract. This Contract becomes effective on the Contract Date. The Annuitant and the Owner must be living on the Contract Date. In this Contract, ‘‘we’’, ‘‘our’’ and ‘‘us’’ mean AXA Equitable Life Insurance Company. ‘‘You’’ and ‘‘your’’ mean the Owner.

We will provide the benefits and other rights pursuant to the terms of this Contract.

TEN DAYS TO EXAMINE CONTRACT - Not later than ten days after you receive this Contract, you may return it to us. We will cancel it and refund any Contribution you made to us, plus or minus any investment gain or loss which applies to the Variable Investment Options from the date such Contribution was allocated to such Option to the date of cancellation.

Any questions or complaints pertaining to this Contract may be directed to our Processing Office. You may contact the [State] Department of Insurance, Phone: [(800) 555-5555].

AXA EQUITABLE LIFE INSURANCE COMPANY, a stock life insurance company.

Home Office address: [1290 Avenue of the Americas, New York, New York 10104]

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer ]	Secretary and Associate General Counsel]

The amount of the Annuity Benefit will be equal to the sum of any Fixed Annuity Benefit and any Variable Annuity Benefit. Contract values and benefits based on Separate Account assets are not guaranteed and will decrease or increase with investment experience.

Amounts under this Contract are subject to a Withdrawal Charge schedule detailed in Part C of the Data Pages. There are waivers to the Withdrawal Charge schedule which are described in Part D of the Data pages.

ICC13IEBASE2

NON-PARTICIPATING

This Contract consists of the cover page, the succeeding Contract pages, the Data Pages, an Endorsement containing provisions applicable to the federal income tax qualification of your Contract or the provisions specific to Non-Qualified Contracts, and any other Endorsements attached and listed in the Data Pages. This is the entire Contract.

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PART I – DEFINITIONS

SECTION 1.01	ANNUITANT

‘‘Annuitant’’ means the individual shown as such in the Data Pages, or any successor Annuitant.

SECTION 1.02	ANNUITY ACCOUNT VALUE

‘‘Annuity Account Value’’ means the sum of the amounts held for you in the Variable Investment Options.

SECTION 1.03	ANNUITY BENEFIT

‘‘Annuity Benefit’’ means a benefit payable by us as described in Part VII.

SECTION 1.04	BUSINESS DAY

“Business Day” means generally any day on which the New York Stock Exchange is open for regular trading and generally ends at 4:00 pm Eastern Time (or as of earlier close of regular trading). If the Securities and Exchange Commission determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a Business Day. Business Day also includes such other time as we state in writing to the Owner.

SECTION 1.05	CASH VALUE

‘‘Cash Value’’ means an amount equal to the Annuity Account Value, less any charges that apply as described in Part VIII and any charges that may apply as described in any applicable Endorsement(s).

SECTION 1.06	CODE

‘‘Code’’ means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the “Code” in this Contract include references to applicable Federal income tax regulations.

SECTION 1.07	CONTRACT

‘‘Contract’’ means this Contract including the Data Pages, an Endorsement containing provisions applicable to the federal income tax qualification of your Contract or the provisions specific to Non-Qualified Contracts and any other Endorsement(s) attached hereto. This is the entire Contract.

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SECTION 1.08	CONTRACT DATE

‘‘Contract Date’’ means the earlier of: (a) the date on which the Owner is enrolled under the Contract according to our enrollment procedures, or (b) in conjunction with certain exchanges, the date of enrollment under a Prior Contract, if we agree. The Contract Date is shown in the Data Pages.

SECTION 1.09	CONTRACT DATE ANNIVERSARY

“Contract Date Anniversary” means the last day of the Contract Year unless otherwise stated in the Data Pages. For purposes of any transaction, including the deduction of a charge, provided under the terms and conditions of this Contract which occurs on a Contract Date Anniversary, if the Contract Date Anniversary is on a non-Business Day, then the Transaction Date for such transaction will be the Business Day immediately preceding the Contract Date Anniversary.

SECTION 1.10	CONTRACT YEAR

‘‘Contract Year’’ means the twelve-month period starting on (i) the Contract Date and (ii) the same date each subsequent year, unless we agree to another period.

SECTION 1.11	CONTRIBUTION

‘‘Contribution’’ means a payment made to us under the Contract. See Section 3.01.

SECTION 1.12	EMPLOYER

‘‘Employer’’ means, if applicable, an employer as defined in an Endorsement attached hereto.

SECTION 1.13	INVESTMENT FUND

“Investment Fund” means a trust or other investment company or a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.14	MATURITY DATE

‘‘Maturity Date’’ means the last “Annuity Commencement Date” on which the annuity payments described in Part VII are to commence. The Maturity Date is shown in the Data Pages.

SECTION 1.15	NON-NATURAL OWNER

“Non-Natural Owner” means an Owner who is not an individual. Benefits thereunder are determined by the age of the Annuitant. If there is an ownership change under a Contract owned by a Non-Natural Owner to an individual, the original Annuitant or Joint Annuitant, if applicable, continues to determine the benefits under the Contract.

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SECTION 1.16	OWNER

‘‘Owner’’ means the person or entity shown as such on the cover page, in the Data Pages, or in any Endorsement and includes any successor Owner.

SECTION 1.17	PLAN

“Plan” means (if applicable, in an Endorsement attached hereto) a retirement savings plan adopted and maintained by an Employer, which the Plan is intended to meet the requirements for qualification under one of the Sections of the Code as specified in the Endorsement.

SECTION 1.18	PRIOR CONTRACT

‘‘Prior Contract’’ means another contract or certificate issued by us, or one of our affiliates, from which the Owner and we have agreed to transfer amounts to this Contract.

SECTION 1.19	PROCESSING DATE

‘‘Processing Date’’ means each Contract Date Anniversary.

SECTION 1.20	PROCESSING OFFICE

‘‘Processing Office’’ means the AXA Equitable Processing office shown on the cover page of this Contract, or such other location we may state upon written notice to you.

SECTION 1.21	SEPARATE ACCOUNT

‘‘Separate Account’’ means any of the Separate Accounts described or referred to in Sections 2.01 and 2.04 and the Data Pages of this Contract.

SECTION 1.22	TRANSACTION DATE

“Transaction Date” means the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need. Transaction requests must be in a form acceptable to us.

SECTION 1.23	VARIABLE INVESTMENT OPTION

“Variable Investment Option” means a Separate Account or a subdivision of a Separate Account available under this Contract. A Variable Investment Option may invest its assets in an Investment Fund.

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PART II – VARIABLE INVESTMENT OPTIONS

SECTION 2.01	SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain such Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of the Separate Account(s) are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support this Contract and other variable annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The Data Pages set forth the Separate Account(s). A Separate Account may be subdivided into Variable Investment Options.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to our general account.

We may, at our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

SECTION 2.02	SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES

The amount you have in a Variable Investment Option at any time is equal to the number of Accumulation Units you have in that Variable Investment Option multiplied by the Variable Investment Option’s Accumulation Unit Value at that time. ‘‘Accumulation Unit’’ means a unit which is purchased in a Separate Account. ‘‘Accumulation Unit Value’’ means the dollar value of each Accumulation unit in a Separate Account on a given date. (If Variable Investment Options apply as described in Section 2.01, then the terms of this Section 2.02 apply separately to each Variable Investment Option, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units you have in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account’s Accumulation Unit Value for that Transaction Date.

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We determine Accumulation Unit Values for each Separate Account for each Valuation Period. A ‘‘Valuation Period’’ is each Business Day together with any consecutive preceding non-Business Days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of values: ‘‘(i) ’’ and ‘‘(ii) ’’. Value ‘‘(i) ’’ is the value of the Separate Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that Period. Value ‘‘(ii)’’ is the value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that Period. For this purpose, ‘‘value of the Separate Account’’ means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined by accepted accounting practices, and applicable laws and regulations.

To the extent the Separate Account invests in Investment Funds, and the assets of the Investment Funds are invested in a class or series of shares of a specified trust or investment company, the Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

(a)	is the value of the Variable Investment Option’s shares of the related Investment Fund at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, we use the share value reported to us by the specified trust or investment company);

(b)	is the value of the Variable Investment Option’s shares of the related Investment Fund at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

(c)	is the Contract Fee (see Section 8.05) for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

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SECTION 2.03	AVAILABILITY OF VARIABLE INVESTMENT OPTIONS

Section 3.01 describes how Contributions are allocated among Variable Investment Options based on your election among the available Variable Investment Options. Your election is subject to the following:

(a)	If the Contributions are made pursuant to the terms of a Plan, then Variable Investment Options available may be subject to the terms of such Plan, as reported to us by the Owner.

(b)	The available Variable Investment Options on the Contract Date are shown in the Data Pages. We have the right to add Variable Investment Options, to limit the number of Variable Investment Options which you may elect, and to limit or terminate allocations to a Variable Investment Option.

SECTION 2.04	CHANGES WITH RESPECT TO SEPARATE ACCOUNT

In addition to the rights reserved pursuant to subsection (b) of Section 2.03, and Sections 9.01 and 9.02, we have the right, subject to compliance with applicable law, including approval of Contract Owners if required:

(a)	to add Variable Investment Options (or sub-funds of Variable Investment Options) to, or to remove Variable Investment Options (or sub-funds) from the Separate Account, or to add other Separate Accounts;

(b)	to combine any two or more Variable Investment Options or sub-funds thereof;

(c)	to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from any Variable Investment Option to another Variable Investment Option;

(d)	to operate the Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against the Separate Account;

(e)	to operate the Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940;

(f)	to deregister the Separate Account under the Investment Company Act of 1940;

(g)	to restrict or eliminate any voting rights as to the Separate Account;

(h)	to cause one or more Variable Investment Options to invest some or all of their assets in one or more other trusts or investment companies;

(i)	to close a Variable Investment Option to Transfers and Contributions.

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If the exercise of these rights results in a material change in the underlying investment of a Separate Account, you will be notified of such exercise, as required by law.

A Separate Account or Variable Investment Option which may be added by us as described above may be one with respect to which: (i) there may be periods during which Contributions may be restricted pursuant to the maturity terms of such Separate Account or Investment Fund, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Separate Account, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect unless you specify other instructions with respect to such amounts. If no such allocation instructions have been made, the reallocation will be made to a designated Variable Investment Option, or to the next established Separate Account or Investment Fund of the same type as described in this paragraph, if applicable, as specified in the Data Pages.

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PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.01	CONTRIBUTIONS, ALLOCATIONS

You may allocate Contributions to, or transfer among the Variable Investment Options available under this Contract. You need not allocate Contributions to each available Variable Investment Option. You may change the allocation election at any time by sending us the proper form. Allocation percentages must be in whole numbers (no fractions) and must total 100%.

Each Contribution is allocated (after deduction of any charges that may apply) in accordance with the allocation election in effect on the Transaction Date. Contributions made to a Separate Account purchase Accumulation Units in that Account, using the Accumulation Unit Value for that Transaction Date.

SECTION 3.02	LIMITS ON CONTRIBUTIONS

We have the right not to accept any Contribution which is less than the minimum amount shown in the Data Pages. The Data Pages indicate other Contribution limitations and requirements which may apply. We also have the right, in addition to any such limitations and requirements, upon the advance notice to you shown in the Data Pages, to:

(a)	change such limitations and requirements to apply to Contributions made after the date of such change, and

(b)	discontinue acceptance of Contributions under this Contract with respect to all Contracts or with respect to all Contracts of the same class.

Any change in limitations or discontinuation of Contributions will be implemented to manage the financial risk to the Company in the event market and/or economic conditions decline.

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PART IV - TRANSFERS AMONG VARIABLE INVESTMENT OPTIONS

SECTION 4.01	TRANSFER REQUESTS

You may request to transfer all or part of the amount held in a Variable Investment Option to one or more of the other Options. The request must be in a form we accept. All transfers will be made on the Transaction Date. Transfers are subject to the terms of Sections 2.03, 4.02 and our rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value for that Transaction Date.

SECTION 4.02	TRANSFER RULES

The transfer rules which apply are described in the Data Pages and any applicable Endorsements. A transfer request will not be accepted if it involves less than the minimum amount, if any, stated in the Data Pages (unless the Annuity Account Value is less than such amount). We have the right to change our transfer rules. Any change will be made upon advance notice to you.

Transfers to a Variable Investment Option will also be subject to the rules of the Investment Fund in which it invests, and in accordance with Sections 5.01, 8.03 and 8.04.

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PART V - WITHDRAWALS AND TERMINATION

SECTION 5.01	WITHDRAWALS

Unless otherwise stated in the Data Pages, you may request, pursuant to our procedures then in effect, a withdrawal from the Variable Investment Options before the Maturity Date. The request must be in a form we accept.

On the Transaction Date, we will pay the amount of the withdrawal requested or, if less, the Cash Value. The amount to be paid plus any Withdrawal Charge which applies (see Section 8.01) will be withdrawn on a pro-rata basis from the amounts held for you in the Variable Investment Options, unless you elect otherwise and unless otherwise stated in the Data Pages.

We will not accept a withdrawal request if it involves less than the minimum amount, if any, stated in the Data Pages. Further conditions or restrictions may apply if stated in the Data Pages or in an Endorsement attached hereto.

We will withdraw any redemption fee or other charge that an Investment Fund requires us to deduct from your Annuity Account Value. Such amounts, less any applicable processing fee, will be remitted to the Investment Fund. The redemption fee will not exceed the maximum amount that an Investment Fund is permitted to charge under applicable law. Unless otherwise provided in the Data Pages such withdrawals will not be subject to the Withdrawal Charges described under Section 8.01, but may cause Contract termination as provided in Section 5.02.

SECTION 5.02	CONTRACT TERMINATION

Payment of the Death Benefit terminates the Contract. In addition, we reserve the right to terminate this Contract if one or more of the following events occur, unless otherwise specified in any Endorsement or Data Pages attached hereto:

(a)	A withdrawal is made under Section 5.01 that would result in an Annuity Account Value of an amount less than the minimum amount stated in the Data Pages.

(b)	If, before the Maturity Date, no Contributions are made during the last three completed Contract Years and the Annuity Account Value is less than the amount described in (a) above.

(c)	If, as a result of the following, your Annuity Account Value is reduced to zero:

1)	the deduction of a charge or fee, or 2) the processing of a withdrawal.

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PART VI – PAYMENT UPON DEATH

SECTION 6.01	BENEFICIARY

You give us the name of the beneficiary (“Beneficiary”) who is to receive any death benefit (“Death Benefit”) payable because of your death. You may change the Beneficiary during your lifetime and while coverage under the Contract is in force. Any such change must be made in writing. A change will take effect as of the date the written change is signed, whether or not you are living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

You may name one or more persons to be primary Beneficiary and one or more other persons to be successor Beneficiary if the primary Beneficiary dies before the Owner. Unless you direct otherwise, if you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive you and payments will be made to such persons in equal shares or to the survivor.

Any part of a Death Benefit for which there is no named Beneficiary living at your death will be payable in a single sum to the Owner’s surviving spouse, if any; if there is no surviving spouse, then to the surviving children in equal shares; if there are no surviving children, then to your estate.

If the Contract is owned by a Non-Natural Owner, any applicable Death Benefit will be based on the death of the Annuitant or Joint Annuitant, if applicable. For purpose of this Section, “you” or “your” refer to the Annuitant when describing the Death Benefit under a Non-Natural Owner Contract.

SECTION 6.02	PAYMENT UPON DEATH

Upon receipt of due proof of your death before the Maturity Date, we will pay a Death Benefit to the Beneficiary named under Section 6.01. Payment is subject to the terms of Section 6.01 and any special rules which may apply as described in the Data Pages and any Endorsement attached hereto.

For the portion of the Death Benefit payable to a Beneficiary, the date on which we received the Beneficiary requirements is the “Payment Transaction Date”. Payment of a Death Benefit will be made upon our receipt of the following “Beneficiary Requirements”:

(i)	a properly completed written request;

(ii)	due proof of death (as evidenced by a certified copy of the death certificate);

(iii)	proof satisfactory to us that the person claiming the Death Benefit is the person entitled to receive it;

(iv)	tax information required by the Code; and

(v)	any other forms we require.

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Upon receipt of notification of your death, if we have not received the Beneficiary Requirements described above, your Contract will continue to remain invested in the Variable Investment Options and no transactions will be permitted.

Unless otherwise specified in the Data Pages attached hereto, the amount of the Death Benefit is equal to the Annuity Account Value on the Payment Transaction Date.

SECTION 6.03	MANNER OF PAYMENT

The Death Benefit will be paid to the Beneficiary in a single sum unless you elect a different form of Death Benefit payout (such as a life annuity) and provided that we offer such at the time the Death Benefit is payable. The Beneficiary will have no right to change the election; however, (i) we will apply a predetermined Death Benefit annuity payout election only if payment of the Death Benefit begins within one year following the date of death; (ii) we will not apply a predetermined Death Benefit payout election if doing so would violate any Federal income tax rules or guidelines or any other applicable law. Subject to the foregoing, a Beneficiary who becomes a successor owner or who continues the Contract under a Beneficiary Continuation Option, if available, will not have the right to change your election.

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PART VII - ANNUITY BENEFITS

SECTION 7.01	ELECTION OF ANNUITY BENEFITS

On any date which is thirteen months or more after the Contract Date, you may apply all or any portion of the Annuity Account Value to a form of traditional Annuity Benefit we offer under our then current rules as described in Section 7.04. This is your “Annuity Commencement Date”.

As of the Maturity Date the Annuity Account Value will be applied to provide for the Normal Form of Annuity Benefit (described below). However, you may instead elect (i) to have the Cash Value paid in a single sum that will not be less than the minimum benefits required by the applicable Interstate Insurance Product Regulation Commission Uniform Standard, (ii) to apply the Annuity Account Value or Cash Value, whichever applies pursuant to the first paragraph of Section 7.05, to provide an Annuity Benefit of any form offered by us or one of our affiliated life insurance companies, or (iii) to apply the Cash Value to provide any other form of benefit payment we offer and applicable laws and regulations. Unless otherwise stated in an Endorsement, at the time an Annuity Benefit is purchased, we will terminate the Contract and issue a supplementary contract which reflects the Annuity Benefit terms. We will grant a paid-up Annuity Benefit that complies with the applicable Interstate Insurance Product Regulation Commission Uniform Standard.

We will provide notice and election forms to you not more than six months before the Maturity Date.

We will have the right to require you to furnish any information we need to provide an Annuity Benefit. We will be fully protected in relying on such information and need not inquire as to its accuracy or completeness.

SECTION 7.02	MATURITY DATE

Your Maturity Date is the last Annuity Commencement Date and is shown in the Data Pages, but may be changed by us in conformance with applicable law. You may request commencement of your Annuity Benefit before the Maturity Date by written notice to our Processing Office no less than thirteen months or any other period specified in an Endorsement attached to this Contract, following the Contract Date. You may also request a different Maturity Date by written request at our Processing Office. Such request must be received by our Processing Office at least [60] days prior to the Annuity Commencement Date you request.

SECTION 7.03	ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly to you. If you are not the Annuitant, payments will be made to you, as the Owner. You may elect instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly or as otherwise stated in the Data Pages or any Endorsement attached hereto. This election may be made at the time the Annuity Benefit form as described in Section 7.04 is elected. In that event, all references in this Contract to monthly payments, with respect to the Annuity Benefit to which the election applies, will be deemed to mean payments at the frequency elected.

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SECTION 7.04	ANNUITY BENEFIT FORMS

The ‘‘Normal Form’’ of Annuity Benefit is the Life-Period Certain Annuity Form described below, unless another form of annuity is determined to be the Normal Form of Annuity pursuant to the terms of the Plan, if applicable, and/or the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, or any other law that applies.

The Life-Period Certain Annuity is an annuity that is payable during the lifetime of the person upon whose life the payments depend, but with a maximum of 10 years of payments guaranteed (10 years certain period). That is, if the original payee dies before the certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period.

We may offer other traditional annuity forms as available from us or from one of our affiliated life insurance companies. Such a form may, for example, include the Joint and Survivor Life Annuity Form which provides monthly payments while either of two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

We may also offer alternate forms of Annuity Benefits under an Endorsement attached to this Contract, if applicable.

SECTION 7.05	AMOUNT OF ANNUITY BENEFITS

If you elect pursuant to Section 7.01 to have an Annuity Benefit paid in lieu of the Cash Value, then the amount applied to provide the Annuity Benefit will, unless otherwise stated in the Data Pages or required by applicable laws or regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person’s remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes which apply on annuity purchase payments. If we have previously deducted charges for taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee. The Tables of Guaranteed Annuity Payments are shown in the Data Pages.

The Annuity Benefit at the time of commencement will not be less than that which would be provided by the application of an amount to purchase any single consideration immediate annuity contract of the same form of annuity offered by us at the time to the same class of Annuitants. The amount applied to provide a life contingent annuity payout option will be the Annuity Account Value.

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SECTION 7.06	CONDITIONS FOR PAYMENT

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

Misstatement of Age

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at 6% or the then current Guaranteed Interest Rate; we will choose which rate will apply on a uniform basis for like Contracts. Such interest which will not exceed a rate of 6% will be deducted from or added to future payments.

If we receive acceptable proof that (i) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200, or such other amount as may be shown in the Data Pages. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than the minimum amount stated in the Data Pages, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.07	TRADITIONAL FORM OF VARIABLE ANNUITY PAYOUT OPTION

This Contract provides for a Variable Annuity Payout Benefit option. If elected, this Benefit will fluctuate with the Investment results of the Variable Investment Options selected under the Benefit. It will increase when the average annual rate of net investment return is more than 5% and decrease if it is less than 5%. The combined maximum annual Separate Account charges applicable to the Variable Annuity Payout Benefit will be 1.50%; therefore, the smallest annual gross rate of investment return, required to ensure that the dollar amount of Variable Annuity Payouts illustrated in this Contract will not decrease, is 6.5%.

SECTION 7.08	CHANGES

We have the right, upon advance notice to you, to change at any time after the fifth anniversary of the Contract Date and at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments for new Contributions. The effective date that applies to each set of purchase rates will be indicated. However, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change which are applied to provide an Annuity Benefit.

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PART VIII – CHARGES

SECTION 8.01	WITHDRAWAL CHARGES

The amount of the Withdrawal Charge is stated in the Data Pages. We have the right to change the Charge shown in the Data Pages with respect to future Contributions, subject to any maximum stated in the Data Pages. We will give you notice of any change.

If specified in the Data Pages, a ‘‘Free Withdrawal Amount’’ will apply as follows:

‘‘Free Withdrawal Amount’’ means an amount equal to the percentage, stated in the Data Pages, of the Annuity Account Value, minus the total of all prior withdrawals (and associated Withdrawal Charges) made as described in Section 5.01 in the current Contract Year that may be withdrawn each Contract Year without incurring a Withdrawal Charge. We have the right to change the Free Withdrawal Amount, but it will always be a percentage between 5% and 30% if so provided in the Data Pages.

If the amount of a withdrawal made under Part V is more than the Free Withdrawal Amount (defined above), we will (a) first withdraw from the Variable Investment Options, on the basis described in Section 5.01, an amount equal to the Free Withdrawal Amount, and (b) then withdraw from the Variable Investment Options an amount equal to the excess of the amount requested over the Free Withdrawal Amount, plus a Withdrawal Charge if one applies.

For purposes of this Section, amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of any Contributions.

In addition, your years of participation under the Prior Contract or years since Contributions were made under the Prior Contract, if applicable, may be included for purposes of determining the Withdrawal Charge, if so specified in the Data Pages.

If specified in the Data Pages we have the right to reduce or waive the Withdrawal Charge upon such events as stated in the Data Pages. Moreover, the Withdrawal Charge will be reduced if needed in order to comply with any standards under the Interstate Insurance Product Regulation Commission (ICC).

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SECTION 8.02	ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

As of each Processing Date, we will deduct Administrative Charges or other Charges related to the administration and/or distribution of this Contract from the Annuity Account Value. Such Charges are shown in the Data Pages.

If specified in the Data Pages, the Charges will be deducted in full or prorated for the Contract Year, or portion thereof, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or Death Benefit. If so, the Charges will be deducted when withdrawn or so applied.

The amount of any such Charge will in no event exceed any maximum amount shown in the Data Pages, subject to any maximum amount permitted under any applicable law.

We have the right to change the amount of the Charges with respect to future Contributions. We will give you advance notice of any such change.

SECTION 8.03	TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among Variable Investment Options after the number of free transfers shown in the Data Pages. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in the Data Pages.

SECTION 8.04	INVESTMENT FUND REDEMPTION FEE

We reserve the right to charge your Annuity Account Value for any redemption fee or other transfer charge imposed by an Investment Fund. Such amounts will be withdrawn from your Annuity Account Value as described in Section 5.01.

SECTION 8.05	CONTRACT FEE

The assets of the Variable Investment Options of the Separate Account will be subject to a daily asset charge. The Contract Fee is a daily Separate Account charge and is for operations, administration and distribution expenses and mortality and expense risk that we assume. The fee will be made pursuant to item (c) of ‘‘Net Investment Factor’’ as defined in Section 2.02. Such fee will be applied after any deductions to provide for taxes. It will be at a rate not to exceed the maximum annual rate stated in the Data Pages. We have the right to charge less on a current basis; the actual fee to apply, for at least the first Contract Year, is also stated in the Data Pages.

We may charge a Variable Investment Option Facilitation Charge in order to make certain funds available as Variable Investment Options under this Contract. This charge, if applicable, is assessed daily based on the net asset value of the Variable Investment Options that we specify. The Variable Investment Option Facilitation Charge is equivalent to an annual rate of as shown in the Data Pages.

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SECTION 8.06	CHARGE FOR TAXES

We reserve the right to deduct from the amount applied to provide an Annuity Benefit a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state. If the tax to which this charge relates is imposed on us at a time other than when amounts are applied to an Annuity

Benefit or if required by your state, we reserve the right to deduct this charge for taxes from Contributions. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then current annuity rates, whichever rates would provide a larger benefit with respect to the payee.

SECTION 8.07	THIRD PARTY TRANSFER CHARGE

We have the right to deduct a charge for any amount withdrawn from this Contract and directly transferred to another investment provider, retirement Plan, account, or contract, as applicable. This charge would apply to direct transfers, direct rollovers and exchanges of this Contract for another contract issued by another company. This charge, if any, will be specified in the Data Pages.

SECTION 8.08	CHANGES

In addition to our right to reduce or waive charges as described in this Part VIII, we have the right, upon advance notice to you, to increase the amount of any charge stated in the Data Pages, subject to (a) any maximum amount provided in this Part VIII or the Data Pages and (b) with respect to Withdrawal Charges, the application of any increase only to Contributions made after the date of the change.

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PART IX - GENERAL PROVISIONS

SECTION 9.01	CONTRACT

This Contract is the entire Contract as defined in Part I between the parties. It will govern with respect to our rights and obligations.

This Contract may not be changed, nor may any of our rights or rules be waived, except in writing and by our authorized officer.

SECTION 9.02	STATUTORY COMPLIANCE

We have the right to change this Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right will include, but not be limited to, the right to conform this Contract to reflect requirements of the Code and Treasury regulations or published rulings of the Internal Revenue Service, the Employee Retirement Income Security Act of 1974 and regulations thereunder, and federal securities laws.

Any paid-up annuity, cash surrender value or death benefits available under this Contract are not less than the minimum benefits required by the applicable Interstate Insurance Product Regulation Commission Uniform Standards.

These benefits will be adjusted as follows:

a)	increased by any amounts credited to this Contract by us;

b)	decreased by any indebtedness to us; and

c)	it will be reduced by any prior withdrawals from this Contract.

This Contract is approved under the authority of the Interstate Insurance Product Regulation Commission (“ICC”) and issued under the Commission standards. Any provision of this Contract that on the provision’s effective date is in conflict with ICC standards for this product type is hereby amended to conform to the ICC standards for this product type as of the provision’s effective date.

SECTION 9.03	DEFERMENT

The use of proceeds to provide a payment of a Death Benefit and payment of any portion of the Annuity Account Value (less any Withdrawal Charge that applies) will be made within seven days after the Transaction Date of the request. Payments or proceeds from the Variable Investment Options can be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of a Variable Investment Option’s assets is not reasonably practicable because of an emergency, or (3) when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical.

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SECTION 9.04	REPORTS AND NOTICES

At least once each year until the Maturity Date, we will send you a report showing on the start and end dates for the current period for:

(a)	the amount of Contributions, withdrawals, and charges to the Annuity Account Value;

(b)	the total number of Accumulation Units in each Separate Account or Variable Investment Option;

(c)	the Accumulation Unit Values;

(d)	the dollar amount in each Separate Account or Variable Investment Option;

(e)	the Cash Value; and

(f)	the amount of the Death Benefit.

The amount described in (d) above reflects your Annuity Account Value. The information provided will be as of a date not more than four months prior to the date of mailing.

In addition to the report described above, we may also send periodic statements to you reflecting transactions on your Contract during that period.

A report or statement as described above or any written notice as described in any other Section will be satisfied by our mailing any such report, statement or notice to your last known address as shown in our records. If you have enrolled in electronic delivery of such reports, statements or notices, our obligation to deliver such reports, statements or notices will be satisfied by sending them to your last provided email address. We will make copies of the reports and statements available to you upon request. The duplicate copies may have an additional cost as shown in the Data Pages.

SECTION 9.05	CHANGE IN OWNER

Any changes in Owner designation, unless otherwise specified by the Owner, shall take effect on the date the notice of change is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of this notice. To effect a change of ownership, the Owner must submit a properly completed change of ownership administrative form. There is no restriction on change of Owner other than for purposes of satisfying applicable laws or regulations.

SECTION 9.06	ASSIGNMENTS AND TRANSFERABILITY

You may assign this Contract but we will not be bound by an assignment unless we have received it in writing at our Processing Office. The assignment shall take effect on the date the notice of assignment is signed subject to any payments made or actions taken by us prior to receipt of this notice. Your rights and those of any other person referred to in this Contract will be subject to the assignment. We assume no responsibility for the validity of an assignment or for any rights or obligations between you and the Assignee.

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SECTION 9.07	PAYMENTS

All amounts payable by you must be paid by check drawn on a bank that is subject to regulation by the United States or an agency or instrumentality thereof or a State, and payable to us (in United States dollars) or by any other method acceptable to us.

We will pay all amounts hereunder by check (drawn on a United States bank in United States dollars) or, if so agreed by you and us, by wire transfer unless stated otherwise in the Data Pages.

Any requirement for distribution or withdrawal of interest in the Contract shall be fully discharged by payment of the Death Benefit, Annuity Benefit, Annuity Account Value or Cash Value, whichever is applicable, to the Owner or the Beneficiary, as the case may be and mailed to the address as shown in our records by United States mail unless we agree to transmit the funds to another person or in another form in accordance with the terms and conditions of the Contract.

SECTION 9.08	HOW TO COMMUNICATE WITH US

All transaction requests and other notices to us must be in writing in a form satisfactory to us, and delivered by U.S. mail to our Processing Office, except to the extent we agree, by advance written notification to you, to receive such requests or notices in another manner. We may choose to change a previously accepted manner of communication at our discretion. Transaction requests or other communications sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

SECTION 9.09	INCONTESTABILITY

This Contract will be incontestable from its date of issue.

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